The Investment Company of America

December 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,058,744
Class B	$3,566
Class C	$18,486
Class F1	$43,711
Class F2	$31,823
Total	$1,156,330
Class 529-A	$37,776
Class 529-B	$482
Class 529-C	$4,892
Class 529-E	$1,213
Class 529-F1	$1,099
Class R-1	$968
Class R-2	$7,656
Class R-2E*	-
Class R-3	$13,698
Class R-4	$17,366
Class R-5	$16,450
Class R-6	$79,036
Total	$180,636

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7300
Class B	$0.4100
Class C	$0.4100
Class F1	$0.6900
Class F2	$0.8000
Class 529-A	$0.6800
Class 529-B	$0.3600
Class 529-C	$0.3900
Class 529-E	$0.5900
Class 529-F1	$0.7700
Class R-1	$0.4100
Class R-2	$0.4200
Class R-2E	$0.4600
Class R-3	$0.5800
Class R-4	$0.7000
Class R-5	$0.8200
Class R-6	$0.8400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,575,823
Class B	8,335
Class C	48,238
Class F1	68,046
Class F2	47,525
Total	1,747,967
Class 529-A	60,362
Class 529-B	1,306
Class 529-C	13,776
Class 529-E	2,235
Class 529-F1	1,660
Class R-1	2,541
Class R-2	19,575
Class R-2E	1
Class R-3	25,309
Class R-4	26,970
Class R-5	22,124
Class R-6	112,222
Total	288,081

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.09
Class B	$36.98
Class C	$36.78
Class F1	$37.02
Class F2	$37.08
Class 529-A	$37.02
Class 529-B	$37.00
Class 529-C	$36.90
Class 529-E	$36.92
Class 529-F1	$36.99
Class R-1	$36.85
Class R-2	$36.89
Class R-2E	$37.07
Class R-3	$36.98
Class R-4	$37.01
Class R-5	$37.08
Class R-6	$37.08

* Amount less than one thousand